Name of Registrant:
Franklin Real Estate Securities Trust

File No. 811-08034

Exhibit Item No. 77C Matter Submitted to a Vote of Security Holders

I. The Board of Trustees of Franklin Real Estate Securities Trust (the "Trust"), on behalf of Franklin Real Estate Securities Fund
(the "Fund"), a series of the Trust, called a Special Meeting of Shareholders of the Fund (the "Meeting"), and was held at the offices of Franklin Templeton Investments, One Franklin Parkway, San Mateo, California 94403-1906 on October 30, 2017, adjourned on December 15, 2017 and reconvened on December 29, 2017 at 10:00 a.m., Pacific time.

During the Meeting, shareholders of the Fund voted on the following Proposals:

1.	To elect a Board of Trustees of the Trust.
2.	To approve the use of a "manager of managers" structure whereby the
Fund's investment manager would be able to hire and replace subadvisers without shareholder approval.
3.	To approve an amended fundamental investment restriction
regarding investments in commodities.

The results of the voting at the Special Shareholder Meeting are as follows:

Proposal 1.  The election of Board of Trustees for the Trust:





For	% Voted For	% For of Outstanding Shares
Withhold	% Voted Withhold	% Withhold of Outstanding
Shares
Harris J. Ashton	11,476,077	95.81%	59.00%	501,540	4.19%	2.58%
Terrence J. Checki	11,480,204	95.85%	59.02%	497,413	4.15%	2.56%
Mary C. Choksi	11,484,330	95.88%	59.04%	493,287	4.12%	2.54%
Edith E. Holiday	11,493,778	95.96%	59.09%	483,839	4.04%	2.49%
Gregory E. Johnson	11,475,567	95.81%	59.00%	502,050	4.19%	2.58%
Rupert H. Johnson, Jr.	11,481,608	95.86%	59.03%	496,009	4.14%	2.55%
J. Michael Luttig	11,487,075	95.90%	59.06%	490,542	4.10%	2.52%
Larry D. Thompson	11,486,401	95.90%	59.05%	491,216	4.10%	2.53%
John B. Wilson	11,488,115	95.91%	59.06%	489,502	4.09%	2.52%


Proposal 2. To approve the use of a "manager of managers" structure.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote	% Broker
Non-Vote	Passed (Y or N)
7,570,757	63.21%	38.92%	579,257	4.84%	447,701	3.74%	3,379,900	28.22%	Y

Proposal 3. To approve an amended fundamental investment restriction regarding investments in commodities.



For	% Voted For	% For of Outstanding Shares
Against	% Voted Against	Abstain	% Voted Abstain	Broker Non-Vote	%
Broker Non-Vote	Passed (Y or N)
7,683,805	64.15%	38.50%	393,198	3.28%	520,714	4.35%	3,379,900	28.22%	Y